Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

ZHIBAO TECHNOLOGY INC.

(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Class A ordinary share, par value of $0.0001	Other	33,171,069	(1)(2)	$1.545	(3)	$51,249,301.61	$0.0001531		$7,846.27
		Total Offering Amounts						$51,249,301.61			$7,846.27
		Total Fees Previously Paid								$
		Total Fee Offsets									$-
		Net Fee Due									$7,846.27

(1)

Pursuant to Rule 416 under the Securities Act, there is also being registered hereby such indeterminate number of additional Class A ordinary shares as may be issued or issuable because of stock splits, stock dividends stock distributions, and similar transactions.

(2)	Represents the sum of (i) up to 32,278,481 Class A ordinary shares of the Company, par value $0.0001 per share (the “Shares”) issuable pursuant to the certain Share Purchase Agreement (the “GEM Purchase Agreement”), dated as of December 16, 2024, by and between the Company and GEM Global Yield LLC SCS (“GEM”) establishing an equity line of credit, including up to (a) 31,645,569 Shares that the Company may sell to GEM, from time to time under the GEM Purchase Agreement, and (b) 632,912 Shares issuable to GEM as commitment shares under the GEM Purchase Agreement; (ii) up to 467,800 Shares issuable upon exercise of the warrant that the Company issued to GEM Yield Bahamas Limited on December 16, 2024; (iii) up to 240,000 Shares issuable upon exercise of the warrant that the Company issued to L1 Capital Global Opportunities Master Fund (“L1”) on December 16, 2024; and (iv) up to 184,788 Shares issuable upon exercise of the warrant that the Company issued to L1 on December 11, 2024.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the average of the high $1.63 and low $1.46 sale prices of our Class A ordinary shares on January 8, 2025, as reported on the Nasdaq.